Exhibit 99.2

Reach Messaging Announces Five for One Forward Stock Split

SANTA MONICA, Calif. and WASHINGTON, D.C., Aug. 19 /PRNewswire-FirstCall/ -- Reach Messaging Holdings Inc. (http://reachmessaging.com) (OTC Bulletin Board:RCMH.ob - News), a leader in social media technology and media distribution, today announced it is conducting a forward split of its common stock on the basis of five shares for each one share held by shareholders on the date the forward stock split becomes effective.

This means that a shareholder holding 100 shares of Reach Messaging Holdings before the forward split will automatically have 500 shares after the forward split is effective.  The forward split has already been approved by a majority of our shareholders, as disclosed in our Current Report on Form 8-K filed with the Securities Exchange Commission on August 6, 2010.

"We believe in our business model, and we believe this forward split will improve liquidity in the trading of our common stock," said Shane Gau, Reach Messaging CEO and Chairman.

Our Board of Directors has approved a record date of August 23, 2010 and an effective date of August 24, 2010 for implementing the forward split.

About Reach Messaging

Reach Messaging Holdings Inc. helps companies extend their brands through customized mobile applications and Bots used on instant messaging (IM) platforms. Since 2007, Reach Messaging has been in the Bot development business for America Online (AOL), which operates on the AOL Instant Messenger (AOLIM).  The Company is transitioning to the mobile applications market and is currently developing a variety of apps for social media platforms including Facebook and all of the major mobile devices such as the iPhone, Blackberry, Android and Digital Signage.  For more information, please visit www.reachmessaging.com.

Contact: Paul Knopick
E & E Communications
949.707.5365
pknopick@eandecommunications.com